Exhibit 99.1

For more information, contact:
Lee E. Mikles, Chief Executive Officer
805-565-9800
FOR IMMEDIATE RELEASE

FutureFuel Corp. Elects New Director
and Declares a Quarterly Dividend Program for 2011

ST. LOUIS –  On April 5, 2011, FutureFuel Corp. (NYSE: FF) announced that it had elected Paul M. Manheim to the Company’s board of directors.  Mr. Manheim, 63 years old, is currently a consultant to and a corporate director of HAL Real Estate Investments Inc., which develops and owns a portfolio of real estate in the Pacific northwest consisting of multi-family, office, and mixed-use assets.  He was the president and chief executive officer of HAL Real Estate Investments Inc. until September 2005.  HAL Real Estate Investments Inc. is a subsidiary of HAL Holding N.V.  Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas.  Since June 2005, Mr. Manheim has been the chairman of the board of Shanghai Red Star Optical Company, which owns a portfolio of optical retail outlets in China and is affiliated with Europe’s largest optical retailer.  Mr. Manheim has served as a director of World Point Holdings Inc. and its predecessor World Point Terminals Inc. since 2009.  Within the past five years, Mr. Manheim was the chairman and managing director of HAL Investments Asia B.V.  Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and is a chartered accountant.

Tony Novelly, the Company’s executive chairman, stated: “We welcome Paul to the Board and look forward to working with him in the coming years.  We believe Paul will be an excellent director for the Company.”

In other news, the Company also announced that it had declared normal quarterly cash dividends of U.S. $0.10 per share on the Company’s common stock for the remainder of 2011, with record dates of June 1, 2011, September 1, 2011, and December 1, 2011, and payment dates of June 15, 2011, September 15, 2011, and December 15, 2011.

FutureFuel Corp. was created in 2005.  In October 2006, the Company purchased FutureFuel Chemical Company (formerly named “Eastman SE, Inc.”), the owner and operator of a chemical and biodiesel manufacturing facility located near Batesville, Arkansas.  Since then, the Company has worked to become a leader in the U.S. biofuel industry, while maintaining the Batesville facility’s status as a world-class specialty chemical manufacturer.

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